EXHIBIT 23.1



                    Consent of Independent Auditors

The Board of Directors
General Signal Corporation

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 3 to the Registration Statement (Form S-8 No.33-46613) pertaining to the General Signal Corporation Savings and Stock Ownership Plan and related Prospectus and to the incorporation by reference therein of our reports (a) dated January 24, 1997, with respect to the financial statements and schedule of General Signal Corporation and consolidated subsidiaries included in its Annual Report (Form 10-
K) and (b) dated April 2, 1997, with respect to the financial statements of the General Signal Corporation Savings and Stock Ownership Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


Stamford, Connecticut
May 5, 1997